UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2013

Cole Credit Property Trust IV, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54939	27-3148022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
As previously reported in a Current Report on Form 8-K filed on March 14, 2013, Cole Operating Partnership IV, LP (“CCPT IV OP”), the operating partnership of Cole Credit Property Trust IV, Inc. (the “Company”), entered into a first modification and lender joinder agreement (the “Modified Credit Agreement”) with JPMorgan Chase and Bank of America, N.A., on March 8, 2013, which modified the credit agreement relating to an unsecured revolving bridge facility dated December 14, 2012 (the “Credit Agreement”). The Modified Credit Agreement increased the allowable borrowings up to $150.0 million (the “Modified Bridge Facility”) and added Bank of America, N.A., as a party to the Credit Agreement.
On May 3, 2013, CCPT IV OP entered into a second modification agreement (the “Second Modification Agreement”) with JPMorgan Chase and Bank of America, N.A., which amended the Modified Credit Agreement by increasing the allowable borrowings up to $250.0 million (the “Second Modified Bridge Facility”) and extending the maturity date to September 14, 2013.
The Second Modification Agreement contains customary representations, warranties and borrowing conditions. CCPT IV OP paid certain fees under the Second Modification Agreement, including an up-front fee. Other than the modified terms described above, the material terms of the Modified Bridge Facility remain unchanged. As of May 3, 2013, CCPT IV OP had approximately $91.5 million outstanding under the Second Modified Bridge Facility and, based on the underlying collateral pool for qualified unencumbered properties, approximately $3.1 million available for borrowing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2013	COLE CREDIT PROPERTY TRUST IV, INC.
	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer

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